Exhibit 5.1

 Phone: (852) 3528.8300
Fax: (852) 3528.8383

29 August 2012

Goldenway Financial Holdings Limited
Suites 3701-4, 37/F
Tower 6, The Gateway, Harbour City,
Tsim Sha Tsui, Kowloon,
Hong Kong

Re:	Goldenway Financial Holdings Limited
Our Ref: [137256-00103]

Dear Sirs:

We have acted as counsel to Goldenway Financial Holdings Limited (the “Company”), a limited liability company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and have been requested to give an opinion letter in connection with the Company's Form F-4 Registration Statement, including all amendments or supplements thereto (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "US Securities Act"), on August 29, 2012, in respect of 14,660,029 ordinary shares, US$ 0.001 par value each, of the Company (the "Shares"), to be issued by the Company to the shareholders of Goldenway, Inc., a Nevada corporation (“Goldenway, Inc.”) in connection with the Agreement and Plan of Merger and Reorganization, dated August 24, 2012, by and between the Company and Goldenway, Inc. (the "Plan of Merger "). Capitalised terms not otherwise defined herein shall have the meanings ascribed to them in the Plan of Merger.

In rendering this opinion letter, we have examined originals, copies or conformed copies of the Plan of Merger. In addition, in rendering this opinion letter, we have examined and relied on originals, or copies of the following documents relating to the Company:

1.	the written resolutions of the board of directors of the Company, dated August 28, 2012 (the "Authorising Resolutions");

2.

a certified true copy of the Company’s Certificate of Incorporation, Memorandum and Articles of Association, and Business Registration Certificate each delivered by BR Services Limited, the company secretary of the Company (the “Company Secretary”);

3.	the register of members of the Company maintained at its registered office in Hong Kong (the "Register of Members"); and

4.	the Registration Statement.

Except as stated above, we have not examined any other contracts, agreements, leases, instruments or documents entered into by or affecting the Company, or any corporate records of the Company, and have not made any other enquiries concerning the Company.

Goldenway Financial Holdings Limited
29 August 2012

We have assumed for purposes of rendering this opinion letter:

1.	the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;

2.

the completeness and conformity to authentic original documents of all documents submitted to us in electronic form or as copies, and that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

3.

that all parties to the Plan of Merger (other than the Company) are duly incorporated or formed, validly existing and (where the concept has a technical meaning) in good standing under the laws of their respective jurisdictions of incorporation or formation;

4.

that all parties to the Plan of Merger (other than the Company) have all the requisite capacity, power and authority and have taken all necessary corporate or other action to enter into the Plan of Merger and to effect the transactions contemplated in it, have duly authorised, executed and delivered the Plan of Merger and will do any further acts required in order to give full force and effect to it and the transactions contemplated by it;

5.

the truth and accuracy of all representations and statements as to fact made in the Plan of Merger by each of the parties to it and in the Authorising Resolutions and any other certificates and resolutions of the Company;

6.

that none of the parties to the Plan of Merger has by entering into it infringed or breached, or will by incurring liabilities under them, infringe or breach, any law binding on it or any of its property in any part of the world other than Hong Kong;

7.	that there is no rule of law (including any rule of public policy) of any jurisdiction other than Hong Kong which would affect any matter on which we have expressed an opinion below;

8.

that the Plan of Merger is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms against such parties under the law by which it is stated to be governed;

9.	that the persons who executed the aforesaid certificates of public officials are duly authorised to act in such capacity on behalf of the Government of Hong Kong;

10.

that all factual matters stated in certificates of public officials are true and correct as set forth therein, and that all public records reviewed and examined by us are accurate and complete when obtained and would remain the same if such searches were repeated at the time of this opinion, and that all information required to be filed with or delivered to the Hong Kong Companies Registry, any Hong Kong courts or the Official Receiver’s Office of Hong Kong had been so filed or delivered and was disclosed at the time of such searches;

11.	that all information provided to us and all documents produced to us by the Company Secretary of the Company for the purposes of this opinion were and remain complete and accurate in all respects;

12.

that all of the certifications and statements made in the Plan of Merger, Authorising Resolutions and Register of Members remain true, correct and complete in all respects as if made as of the date of this opinion letter; and

13.

that all the Authorising Resolutions were duly passed at a properly convened meeting of duly appointed directors of the Company and are in full force and effect, that the Plan of Merger is of benefit to the Company, and that the Company is not linked to or associated with any government which may give rise to any issues of immunity from suit; and

14.	the Shares will be duly issued by the Company against payment of consideration in full in accordance with and pursuant to the Plan of Merger and duly registered in the Register of Members.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, exceptions, exclusions, and assumptions set forth herein, we are of the opinion that insofar as the laws of Hong Kong are concerned:

1.

The Company is an active, validly existing limited liability company, incorporated under the laws of Hong Kong, possessing the capacity to sue or be sued in its own name and having the power to own its assets.

Goldenway Financial Holdings Limited
29 August 2012

2.

The Company has duly authorized the execution and delivery of the Plan of Merger, and the Plan of Merger is the legal, valid and binding obligation the Company, enforceable against it in accordance with its terms.

3.

To our knowledge, neither the execution and delivery of, nor the performance by the Company of its obligations under, the Plan of Merger will violate any provision of any applicable statute or regulation of Hong Kong.

4.	The Company has duly authorized the issuance of the Shares in accordance with and pursuant to the terms and provisions of the Plan of Merger.

The opinions expressed herein are subject in all respects to all of the following qualifications, limitations, exceptions, exclusions, and assumptions:

(a)                We qualify the opinions expressed herein as follows: (1) the enforceability of the rights and remedies provided for in the Plan of Merger (i) may be limited by insolvency, bankruptcy, reorganisation, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, (iii) claims may become barred under the statutes of limitation or may be or become subject to defences of set-off or counterclaim, (iv) where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal or unenforceable or contrary to public policy under the laws of that jurisdiction, (v) a certificate, determination, calculation or designation of any party to the Plan of Merger as to any matter provided therein might be held by a Hong Kong court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error, (vi) a Hong Kong court will not necessarily award costs and disbursements in litigation in accordance with contractual provisions in this regard and we have reservations as to the ability of a party to obtain a judgment for payment of interest at default rates (as against prescribed court rates) after judgment in the courts of Hong Kong, (vii) any provision of the Plan of Merger may be amended orally by the parties thereto, notwithstanding any provision to the contrary, (viii) provisions may be unenforceable to the extent that they are adjudicated by a Hong Kong court to be penal in nature rather than a genuine pre-estimate of loss, (ix) severance of illegal or unenforceable provisions of documentation is at the discretion of the Hong Kong court; (2) different results might be obtained under the laws (other than the laws of Hong Kong) by which the Plan of Merger are expressed to be governed; (3) while there is nothing in the laws of Hong Kong which prohibits the Company from submitting to the jurisdiction of a forum other than Hong Kong, the validity and the enforceability of the submission to jurisdiction provisions set forth in the Plan of Merger are not dependent upon such laws and such provisions may not be enforceable under the laws of another jurisdiction; (4) Hong Kong courts are not bound by a foreign judgment and have the right to review a case on the merits if a motion is made to the court to the effect that there is no merit to the case or the foreign court lacked jurisdiction; (5) certain of the remedial and self-help provisions of the Plan of Merger may be limited or rendered unenforceable by the laws of Hong Kong (but such limitations do not, in our opinion, make the enforcement remedies provided by the Plan of Merger unsatisfactory for the practical realisation of the benefits provided thereby) or under the laws of other jurisdictions where enforcement may be sought; (6) enforcement of the Plan of Merger might not be available with respect to amounts that the Company has merely stipulated are owing but have not been actually advanced or do not represent costs actually incurred; (7) a monetary judgment in a court of Hong Kong in respect of a claim brought in connection with the Plan of Merger may in the discretion of the relevant courts be expressed in the currency other than Hong Kong dollars or United States dollars in which such claim is made; (8) the choice of laws of the State of Nevada in the United States of America to govern the Plan of Merger must be made in good faith and there are no reasons for avoiding the choice of such laws on the grounds of public policy; and (9) the results of the searches over the Company at the Hong Kong Companies Registry are not conclusive and may not accurately reflect the filings made by or against it and there may be a significant time lag before any such filings are shown in the appropriate company’s records.

(b)                We express no opinion as to the availability of the remedy of specific performance as to the Plan of Merger, or as to the availability of equitable remedies, including injunctive relief, for the enforcement of any provision of the Plan of Merger.

(c)                Notwithstanding anything to the contrary contained in the foregoing, we express no opinion as to the enforceability under the laws of Hong Kong of any provision of the Plan of Merger which purports to provide for the payment of, or to secure the obligation of the Company to pay, interest on overdue interest or additional sums as a result of losses due to currency fluctuations subsequent to the granting of judgment by a court of competent jurisdiction.

Goldenway Financial Holdings Limited
29 August 2012

(d)                In rendering the opinions expressed in paragraph 1 above concerning the existence of the Company as a Hong Kong limited company, we have relied solely on the searches conducted of the Company with the Hong Kong Companies Registry.

(e)                As to questions of fact material to our opinion, we have not conducted an independent investigation thereof and have relied exclusively upon the representations set forth in the Plan of Merger and certificates of public officials and of officers and directors of the Company. We have not made any independent investigation in rendering this opinion except as expressly provided herein. Our opinion is qualified in all respects by the scope of such document examination. We make no representation as to the sufficiency of our investigation for your purposes.

(f)                The words “to our knowledge” as used herein signify that, in the course of our review and analysis for the purpose of rendering this opinion letter, no information has come to our attention that has given us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the reports, records, documents, certificates, instruments and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have not undertaken any independent investigation or verification of such matters. The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have worked on the matters to which this opinion letter relates.

(g)                The opinions expressed herein are expressed as of the date hereof, and we assume no obligation to supplement this opinion to reflect facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This opinion letter is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.

We are solicitors qualified to practice law in Hong Kong. The opinions expressed herein are limited to the laws of Hong Kong and do not cover any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Taxation", "Enforceability of Civil Liabilities" and "Legal Matters" included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the US Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Blank Rome Solicitors

BLANK ROME SOLICITORS